As filed with the Securities and Exchange Commission on April 28, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

NAVIENT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	300 Continental Drive Newark, Delaware 19713	46-4054283
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices) (Zip Code)	(I.R.S. Employer Identification No.)

NAVIENT 401(K) SAVINGS PLAN

(Full title of plan)

Eric Watson

Corporate Secretary

300 Continental Drive

Newark, Delaware 19713

(302) 283-8000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Courtney S. York

Baker Botts L.L.P.

2001 Ross Avenue, Suite 700

Dallas, Texas 75201

Phone: (214) 953-6971

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01	20,000,000 (1)	$16.66 (2)	$333,200,000 (2)	$42,917 (2)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, referred to as the Securities Act, this registration statement also covers an indeterminate number of shares of common stock, par value $0.01 per share, referred to as the Common Stock, of Navient Corporation, referred to as Navient, that may be issuable as a result of a stock split, stock dividend or similar transactions under the Navient 401(k) Savings Plan, referred to as the 401(k) Savings Plan. The 20,000,000 shares of Common Stock covered by this registration statement are authorized to be issued under the 401(k) Savings Plan, which will become effective on the date of the distribution of all the outstanding shares of Navient Common Stock by SLM Corporation to stockholders of SLM Corporation.
(2)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, on the average of the high and low prices for the Common Stock in the “when issued” trading market as reported on the NASDAQ Global Select Market on April 24, 2014.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Navient Corporation (“Navient”) for the purpose of registering 20,000,000 shares of the common stock, par value $0.01 per share (“Common Stock”), of Navient issuable pursuant to the Navient 401(k) Savings Plan (the “401(k) Savings Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the 401(k) Savings Plan as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Navient with the Securities and Exchange Commission, referred to as the Commission, are incorporated herein by reference:

(a) Navient’s Registration Statement on Form 10 (Commission File No. 001-36228) initially filed on December 6, 2013, as amended by Amendment No. 1 on February 7, 2014, Amendment No. 2 on February 28, 2014, Amendment No. 3 on March 27, 2014 and Amendment No. 4 on April 10, 2014 (the “Form 10”), under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act;

(b) Navient’s Current Reports on Form 8-K filed on April 16, 2014 and April 17, 2014; and

(b) The description of Navient’s Common Stock contained in Navient’s Information Statement, filed as Exhibit 99.1 to the Form 10 (Commission File No. 001-36228), including any amendment or report filed for the purpose of updating such description.

All documents filed by Navient with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

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Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, referred to as the DGCL, relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and Navient’s amended and restated certificate of incorporation includes such an exculpation provision. Navient’s amended and restated by-laws include provisions that will require Navient to indemnify, to the fullest extent allowable under the DGCL, its directors and officers. Navient’s amended and restated by-laws also require that Navient advance expenses to its directors and officers, upon its receipt of an undertaking to repay such amounts in the event that such director or officer is not entitled to indemnification. Navient’s amended and restated by-laws expressly authorize Navient to carry directors’ and officers’ insurance to protect Navient, its directors, officers and certain employees for some liabilities.

The foregoing is only a general summary of certain aspects of Delaware law and Navient’s certificate of incorporation and by-laws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and the amended and restated certificate of incorporation and amended and restated by-laws of Navient.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

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(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newark, Delaware, on April 28, 2014.

Navient Corporation

By:	/s/ John F. Remondi
Name:	John (Jack) F. Remondi
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John F. Remondi, John Kane and Somsak Chivavibul, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ John F. Remondi John (Jack) F. Remondi	Chief Executive Officer, Director (Principal Executive Officer)	April 28, 2014

/s/ Somsak Chivavibul Somsak Chivavibul	Chief Financial Officer (Principal Financial and Accounting Officer)	April 28, 2014

/s/ Ann Torre Bates Ann Torre Bates	Director	April 28, 2014

/s/ William M. Diefenderfer III William M. Diefenderfer III	Director	April 28, 2014

/s/ Diane Suitt Gilleland Diane Suitt Gilleland	Director	April 28, 2014

/s/ Barry A. Munitz Barry A. Munitz	Director	April 28, 2014

/s/ Steven L. Shapiro Steven L. Shapiro	Director	April 28, 2014

/s/ Jane J. Thompson Jane J. Thompson	Director	April 28, 2014

/s/ Barry L. Williams Barry L. Williams	Director	April 28, 2014

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Amended and Restated Certificate of Incorporation of Navient Corporation (incorporated by reference to Exhibit 3.1 of Amendment No. 3 to Navient’s Registration Statement on Form 10 filed on March 27, 2014, File No. 001-36228).

4.2	Form of Amended and Restated By-Laws of Navient Corporation (incorporated by reference to Exhibit 3.2 of Amendment No. 3 to the Navient’s Registration Statement on Form 10 filed on March 27, 2014, File No. 001-36228).

5.1*

Opinion of Baker Botts L.L.P.

Navient undertakes to submit the 401(k) Savings Plan and any subsequent amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the 401(k) Savings Plan.

23.1*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP

23.3*	Consent of PricewaterhouseCoopers LLP

24.1*	Power of Attorney (included on the signature page hereof).

*	Filed herewith